Exhibit 99.1

LKQ Corporation Announces that Donald F. Flynn, Founder and Chairman, Passed Away

Chicago, IL-(October 11, 2011) – LKQ Corporation (NASDAQ: LKQX) announced that Donald F. Flynn, Founder and Chairman of the Board of Directors, passed away on October 10, 2011.

“We are saddened by the loss of a great leader and friend to so many. Don’s vision and leadership were key to the amazing growth LKQ has witnessed since 1998, the year the Company was founded. The Company and our shareholders owe Don a debt of gratitude for his dedication to LKQ. Our thoughts and prayers are with his family and friends,” stated Joseph Holsten, Vice Chairman and Co-CEO of LKQ Corporation.

The Company indicated that Joseph Holsten has assumed the role of Acting Chairman of the Board, pending the Board of Directors electing a permanent replacement.

About LKQ Corporation

LKQ Corporation is the largest nationwide provider of aftermarket and recycled collision replacement parts and refurbished collision replacement products such as wheels, bumper covers and lights, and a leading provider of mechanical replacement parts including remanufactured engines, all in connection with the repair of automobiles and other vehicles. LKQ also has operations in the United Kingdom, Canada, Mexico and Central America. LKQ operates more than 430 facilities, offering its customers a broad range of replacement systems, components and parts to repair automobiles and light, medium and heavy-duty trucks.

Contact:

Joseph P. Boutross

LKQ Corporation

Director, Investor Relations

(312) 621-2793

jpboutross@lkqcorp.com